Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-174089 on Form S-8 of our report dated March 30, 2012 (April 1, 2013 as to Note 17 and the effects of the restatement and reclassifications discussed in Note 19, and April 17, 2013 as to the December 31, 2011 and 2010 information within Note 21) related to the financial statements and the retrospective adjustments to the financial statements and financial statement disclosures of Affinity Gaming, LLC and subsidiaries, formerly known as Herbst Gaming, LLC, (the “Successor”) (which report expresses and unqualified opinion and includes an explanatory paragraph related to the Successor's adoption of fresh-start accounting), as of December 31, 2011 and the related consolidated statements of operations, owners' equity, and cash flows for the year ended December 31, 2011, and the consolidated statements of operations, owners' equity (deficit), and cash flows for Herbst Gaming, Inc. and subsidiaries (the “Predecessor”) for the year ended December 31, 2010, appearing in this Annual Report on Form 10-K/A of Affinity Gaming dated April 17, 2013.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
August 2, 2013